BUFFETS HOLDINGS, INC. EMERGES FROM CHAPTER 11

Stronger and More Financially Secure Company
Exits Reorganization Process with $257 Million in Financing

EAGAN, MN, April 28, 2009 – Buffets Holdings, Inc. today announced that it has emerged from Chapter 11 reorganization.  After meeting all closing conditions to the Company’s exit financing and to its Plan of Reorganization, which was confirmed by the U.S. Bankruptcy Court for the District of Delaware in an order entered on April 17, 2009, the Plan has now become effective.

In conjunction with its emergence from Chapter 11, Buffets today closed on $117.5 million in new first lien exit financing from various lenders.  This financing, in addition to $139.8 million in second lien rollover financing remaining from the pre-petition lenders, enables the Company to satisfy its Chapter 11 Plan obligations and provide working capital for ongoing operations.

“This is a great day for Buffets, and an achievement for which all of our Team Members should be very proud,” said Mike Andrews, Chief Executive Officer of Buffets Holdings.  “Due to their hard work and dedication over the last fifteen months, we are emerging with a stronger balance sheet, significantly less debt, and greater resources to improve operations and make investments in our business.”

Andrews continued: “In addition to our Team Members, as well as our loyal guests, we thank our business partners for their support throughout this challenging process.  We look forward to continuing to work with them to deliver the highest quality food, service, and value to our guests.”

Effective today, Buffets has a new Board of Directors, and, in accordance with the Plan, the Company’s newly issued equity is privately held by certain former creditors and does not trade on any established exchange.

Buffets Holdings, Inc. and all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on January 22, 2008.  In addition to strengthening its balance sheet and reducing its debt, Buffets has also used the Chapter 11 process to right-size its organization, including streamlining its portfolio of restaurants and reducing operating expenses across the business.

More information about Buffets Holdings’ reorganization is available in the Company Information section of the Company’s Web site at www.Buffet.com. Claims information and court filings, including the confirmed Plan of Reorganization and Disclosure Statement, are available at http://chapter11.epiqsystems.com/buf.

About Buffets Holdings

Buffets Holdings is the parent company of Buffets, Inc., the nation’s largest steak-buffet restaurant company, which currently operates 533 restaurants in 38 states, comprised of 523 steak-buffet restaurants and 10 Tahoe Joe’s Famous Steakhouse® restaurants, and franchises 14 steak-buffet restaurants in six states. The restaurants are principally operated under the Old Country Buffet®, HomeTown Buffet®, Ryan’s® and Fire Mountain® brands. Buffets, Inc. employs more than 30,000 team members and serves more than 160 million customers annually. For more information about the Company, please visit our websites at www.Buffet.com and www.Ryansrg.com.

Safe Harbor Statement

The statements contained in this press release that are not historical facts are forward-looking statements, including references to the Company's plans in the context of a bankruptcy reorganization. These and other forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward looking statements. Factors that may cause actual results to differ from the forward-looking statements in general are described in the "Risk Factors / Forward-Looking Statements" section in Buffets Holdings' Form 10-K filed with the Securities and Exchange Commission on September 30, 2008 and Form 10-Q filed with the Securities and Exchange Commission on November 6, 2008. The statements in this release reflect Buffets Holdings' current beliefs based upon available information. Developments subsequent to this release are likely to cause these statements to become outdated, and no obligation is undertaken to update the information.

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Contacts (Media Only)

Michael Freitag/ Diana Postemsky
Kekst and Company
(212) 521-4800